Exhibit 99.1
For Immediate News Release
April 28, 2010
AVALONBAY COMMUNITIES, INC. ANNOUNCES
FIRST QUARTER 2010 OPERATING RESULTS
(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) reported today that Net Income Attributable to Common Stockholders (“Net Income”) for the quarter ended March 31, 2010 was $72,523,000. This resulted in Earnings per Share — diluted (“EPS”) of $0.88 for the quarter ended March 31, 2010, compared to EPS of $0.59 for the comparable period of 2009, an increase of 49.2%.
The increase in the first quarter 2010 EPS over the prior year period is due primarily to gains on asset sales in the first quarter of 2010, with no comparable activity in 2009.
Funds from Operations attributable to common stockholders — diluted (“FFO”) per share for the quarter ended March 31, 2010 decreased 24.4% to $0.96 per share from $1.27 per share for the comparable period of 2009.
The Company’s FFO and EPS for the quarter ended March 31, 2010 were adversely impacted by the severe weather experienced by the East Coast communities (approximately $0.01 per share). The Company expects second quarter expenses will also be elevated relative to the prior year period due to repair activity for storm related damage. FFO and EPS for the quarter ended March 31, 2009 included certain non-routine items, as discussed in the Company’s first quarter 2009 Earnings Release. Adjusting for these non-routine items, FFO per share for the three months ended March 31, 2010 would have decreased by 19.8% from the prior year period.
Commenting on the Company’s results, Bryce Blair, Chairman and CEO, said “Our first quarter results reflect a recovery in apartment market conditions that is occurring sooner than anticipated. Declining homeownership, favorable demographics and limited new rental supply are all contributing to improved fundamentals. We now expect FFO per share for the full year 2010 will be at the high end of the range provided in our February Financial Outlook.”
Operating Results for the Quarter Ended March 31, 2010 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue decreased by $890,000, or 0.4% to $218,789,000. For Established Communities, rental revenue decreased 4.2% due to a decrease in Average Rental Rates of 5.2%, offset somewhat by an increase in Economic Occupancy of 1.0%. As a result, total revenue for Established Communities decreased $6,865,000 to $159,789,000. Operating expenses for Established Communities increased $1,549,000, or 2.8% to $56,802,000. Accordingly, NOI for Established Communities decreased by $8,414,000, or 7.6% to $102,987,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the first quarter of 2009 compared to the first quarter of 2010:

1Q 10 Compared to 1Q 09

	Rental		Operating				% of
	Revenue		Expenses		NOI		NOI (1)

New England	(1.8%	)	2.9%		(4.6%	)	19.8%
Metro NY/NJ	(2.8%	)	(0.9%	)	(3.5%	)	28.0%
Mid-Atlantic/Midwest	(1.1%	)	6.2%		(5.6%	)	15.7%
Pacific NW	(10.4%	)	0.7%		(15.0%	)	4.4%
No. California	(9.1%	)	5.5%		(14.5%	)	19.7%
So. California	(6.1%	)	2.3%		(9.9%	)	12.4%

Total	(4.2%	)	2.8%		(7.6%	)	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Cash concessions are recognized in accordance with generally accepted accounting principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. The following table reflects the

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percentage changes in rental revenue with concessions on a GAAP basis and Rental Revenue with Concessions on a Cash Basis for our Established Communities:

	1Q 10 vs 1Q 09

Rental Revenue Change with Concessions on a GAAP Basis	(4.2%	)

Rental Revenue Change with Concessions on a Cash Basis	(4.0%	)

Development Activity
During the first quarter of 2010, the Company commenced the development of Avalon Rockville Centre, located in Rockville Centre, NY. Avalon Rockville Centre will contain 349 apartment homes when completed for an estimated Total Capital Cost of $110,700,000.
During the first quarter of 2010, the Company completed the development of Avalon Irvine, located in Irvine, CA. Avalon Irvine contains 279 apartment homes and was completed for a Total Capital Cost of $77,400,000.
Disposition Activity
During the first quarter of 2010, the Company sold two communities: Avalon at Danada Farms, located in Wheaton, IL and Avalon Knoll, located in Germantown, MD. The Company acquired Avalon at Danada Farms in 1997. Avalon Knoll was developed by predecessors of the Company, and was acquired by the Company in 1993. In the aggregate, these two communities contain 595 apartment homes and were sold for $82,950,000. These dispositions resulted in a gain in accordance with GAAP of $50,291,000 and an Economic Gain of $33,151,000. The weighted average Initial Year Market Cap Rate for these two communities was 6.6% and the Unleveraged IRR over a 14 year average holding period was 9.8%.
In April 2010, the Company sold Avalon on the Sound, a 412 apartment home community, located in New Rochelle, NY for $107,500,000. The Company continues to own and operate Avalon on the Sound East, a 588 apartment home community adjacent to Avalon on the Sound.
Investment Management Fund Activity
The Company currently has investments in and serves as the manager for two private, discretionary investment management vehicles.
In February 2010, Fund II purchased its third community, located in Gaithersburg, MD. The garden-style community, renamed Avalon Rothbury, contains 203 homes and was acquired for a purchase price of $31,250,000 or approximately $154,000 per apartment home.
Financing, Liquidity and Balance Sheet Statistics
At March 31, 2010, the Company had no amounts outstanding under its $1,000,000,000 unsecured credit facility and the Company had $330,633,000 in unrestricted cash and cash in escrow. The cash in escrow is available for development activity and includes $93,440,000 in bond proceeds related to an existing Development Right that the Company expects to develop in the future. Unencumbered NOI as a percentage of total NOI generated by real estate assets for the three months ended March 31, 2010 was 67%. Interest Coverage for the first quarter of 2010 was 2.8 times.
New Financing Activity
During the first quarter of 2010, the Company sold 891,685 shares of common stock under the continuous equity offering program commenced in August 2009, at an average price of approximately $84 per share, for net proceeds of $73,870,000.
Debt Repayment Activity
In February 2010, the Company repaid a 6.47% fixed rate secured mortgage note in the amount of $13,961,000 in advance of its March 2012 scheduled maturity date. In March 2010, the Company repaid a 6.95% fixed rate secured mortgage note in the amount of $11,226,000 in advance of its February 2025 scheduled maturity date. The Company recorded a charge of approximately $700,000 related to the accelerated recognition of deferred financing costs for these notes.
Second Quarter 2010 Financial Outlook
First Quarter results were better than anticipated and the Company now expects apartment fundamentals will continue to improve at a faster pace than originally assumed in its initial 2010 Financial Outlook provided in February 2010. Accordingly, the Company now expects rental revenue and NOI changes will be favorable compared to the initial February outlook and will likely be outside the original ranges provided in February. Full year 2010 FFO per share will likely be at the high end of the range provided in the initial February outlook. The Company will provide revised ranges for rental revenue, NOI and FFO per share in the mid-year update to the 2010 Financial Outlook that will be included as a part of the Second Quarter 2010 earnings announcement scheduled to be released in August 2010.
For the second quarter of 2010, the Company expects EPS in the range of $0.50 to $0.56 and expects Projected FFO per share in the range of $0.93 to $0.97.

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The Company expects to release its second quarter 2010 earnings on August 3, 2010 after the market closes. The Company expects to hold a conference call on August 4, 2010 at 1:00 PM EDT to discuss the second quarter 2010 results.
Second Quarter 2010 Conference/Event Schedule
The Company is scheduled to participate in the NAREIT Institutional Investor Forum in Chicago, IL, from June 9-11, 2010. The Company will present and conduct a question and answer session at the conference. Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook and other business and financial matters affecting the Company. Details on how to access the webcast and related materials will be available beginning June 1, 2010 on the Company’s website at http://www.avalonbay.com/events.
Expanded Disclosure
In this earnings release, the Company included expanded disclosure of the operating results for its direct and indirect investments in apartment communities, included as Attachment 4, Sequential Operating Information by Business Segment. In addition, the Company has provided additional disclosure of the direct operating expenses for the Established Community portfolio, included as Attachment 7, Operating Expenses (“Opex”) — Established Communities.
Other Matters
The Company will hold a conference call on April 29, 2010 at 1:00 PM EDT to review and answer questions about this release, its first quarter results, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-763-416-6924 internationally.
To hear a replay of the call, which will be available from April 29, 2010 at 5:00 PM EDT to May 6, 2010 at 11:59 PM EDT, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 67744614.
A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.
About AvalonBay Communities, Inc.
As of March 31, 2010, the Company owned or held a direct or indirect ownership interest in 172 apartment communities containing 50,322 apartment homes in ten states and the District of Columbia, of which seven communities were under construction and seven communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier to entry markets of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer at 1-703-317-4635.
Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; and increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 under the headings “Risk Factors”

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and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.
The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the second quarter of 2010. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

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Definitions and Reconciliations
Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 13, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 13 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following Non-GAAP financial measures:
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q1	Q1
	2010	2009
Net income attributable to common stockholders	$72,523	$47,425
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	57,011	53,525
Distributions to noncontrolling interests, including discontinued operations	14	25
Gain on sale of previously depreciated real estate assets	(50,291)	—

FFO attributable to common stockholders	$79,257	$100,975

Average shares outstanding — diluted	82,310,670	79,792,281
Earnings per share — diluted	$0.88	$0.59

FFO per common share — diluted	$0.96	$1.27

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income from projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the second quarter 2010 to the range provided for projected EPS (diluted) is as follows:

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	Low	High
	range	range
Projected EPS (diluted) — Q2 10	$0.50	$0.56
Projected depreciation (real estate related)	0.67	0.69
Projected gain on sale of operating communities	(0.24)	(0.28)

Projected FFO per share (diluted) — Q2 10	$0.93	$0.97

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.
A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q1	Q1	Q4
	2010	2009	2009
Net income	$72,366	$47,101	$32,350
Indirect operating expenses, net of corporate income	7,232	8,575	7,378
Investments and investment management expense	1,039	916	1,045
Expensed development and other pursuit costs	505	1,093	746
Interest expense, net	42,541	30,130	42,107
(Gain) loss on extinguishment of debt, net	—	(1,062)	26,972
General and administrative expense	8,895	7,247	10,360
Joint venture loss (income)	(227)	(3,457)	2,698
Depreciation expense	56,095	50,073	55,392
Impairment loss — land holdings	—	—	850
Gain on sale of real estate assets	(50,291)	—	(41,806)
Income from discontinued operations	(1,995)	(3,965)	(2,570)

NOI from continuing operations	$136,160	$136,651	$135,522

Established:
New England	$21,643	$22,683	$21,918
Metro NY/NJ	29,507	30,584	29,650
Mid-Atlantic/Midwest	17,546	18,583	18,233
Pacific NW	4,426	5,206	4,144
No. California	20,158	23,575	19,827
So. California	9,707	10,770	9,834

Total Established	102,987	111,401	103,606

Other Stabilized	16,869	7,841	16,855
Development/Redevelopment	16,304	17,409	15,061

NOI from continuing operations	$136,160	$136,651	$135,522

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NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2009 through March 31, 2010 or classified as held for sale at March 31, 2010). A reconciliation of NOI from communities sold or classified as discontinued operations to net income for these communities is as follows (dollars in thousands):

	Q1	Q1
	2010	2009
Income from discontinued operations	$1,995	$3,965
Interest expense, net	—	177
Depreciation expense	—	2,567

NOI from discontinued operations	$1,995	$6,709

NOI from assets sold	$272	$4,901
NOI from assets held for sale	1,723	1,808

NOI from discontinued operations	$1,995	$6,709

Projected NOI, as used within this release for certain development and redevelopment communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For development and redevelopment communities, Projected NOI is calculated based on the first year of stabilized operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and market rents for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.
Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.
Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

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A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q1	Q1
	2010	2009
Rental revenue (GAAP basis)	$159,640	$166,566
Concessions amortized	1,600	2,908
Concessions granted	(594)	(2,207)

Rental revenue (with concessions on a cash basis)	$160,646	$167,267

% change — GAAP revenue		(4.2%	)

% change — cash revenue		(4.0%	)

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP for both the three months ended March 31, 2010 as well as prior years’ activities is presented in the full earnings release.
Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income attributable to the Company before interest income and expense, income taxes, depreciation and amortization.
A reconciliation of EBITDA and a calculation of Interest Coverage for the first quarter of 2010 are as follows (dollars in thousands):

Net income attributable to common stockholders	$72,523
Interest expense, net	42,541
Depreciation expense	56,095

EBITDA	$171,159

EBITDA from continuing operations	$118,873
EBITDA from discontinued operations	52,286

EBITDA	$171,159

EBITDA from continuing operations	$118,873

Interest charges	$42,541

Interest coverage	2.8

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Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.
Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 — $300 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items. For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.
Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.
The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.
Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2010 is as follows (dollars in thousands):

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NOI for Established Communities	$102,987
NOI for Other Stabilized Communities	16,869
NOI for Development/Redevelopment Communities	16,304

Total NOI generated by real estate assets	136,160
NOI on encumbered assets	44,934

NOI on unencumbered assets	$91,226

Unencumbered NOI	67.0%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had stabilized operations as of the beginning of the prior year. Therefore, for 2010, Established Communities are consolidated communities that have stabilized operations as of January 1, 2009 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.
Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents. By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.
Average Rent per Home, as calculated for certain development and redevelopment communities in lease-up, reflects (i) actual average leased rents for those apartments leased through the end of the quarter net of estimated stabilized concessions, (ii) estimated market rents net of comparable concessions for all unleased apartments and (iii) includes actual and estimated other rental revenue. For development and redevelopment communities not yet in lease-up, Average Rent per Home reflects management’s projected rents.

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